BlackRock Series Fund, Inc. BlackRock Global Allocation Strategy Portfolio

FILE #811-03091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
5/18/2006	DARWIN PROFESSIONAL UNDERWRITERS	5,217,392	2,400	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; Dowling & Partners Securities LLC; Cochran Caronia Waller Securities LLC; Keefe, Bruyette & Woods, Inc.